Exhibit 99.1

China 3C Group Establishes Electronic Retail Franchise Operation

HANGZHOU, China, March 13 -- China 3C Group (“the Company”), a retailer and wholesale distributor of consumer and business products in China, today announced that one of its main subsidiaries, Zhejiang Yong Xin Digital Technology Co., Ltd has set up a new operating entity, Hangzhou Letong Digital Technology Co., Ltd. (“Letong”) to establish an electronic retail franchise operation for China 3C Group.

The Company plans on establishing its electronic franchise stores in third tier and county-level cities in the Eastern China region with future plans to expand outside of Eastern China into provincial capitals and second-tier cities. Letong has commenced operations with $2.9 million in registered capital from China 3C Group to be utilized specifically for the marketing of the franchise plan and the build out of 15 direct stores, which will be owned and operated by the Company and will serve as a model for franchisees. The Company’s goal is to open up 15 direct stores and 15 franchise stores in 2009 with 100 additional franchise stores in 2010.

All franchise store locations will be known as “Yong Xin Digital Technology” Stores. They will utilize Yong Xin’s logo and have similar store layouts and color patterns. Future franchise stores are expected to be converted from already existing retail store locations. In many smaller cities in China, consumer electronic products such as cell phones and computers are sold in single-product stores. Upon signing a franchise agreement, Letong will convert selected single-product stores into comprehensive stores that carry a wide variety of branded consumer electronic products and product lines. A minimum of 75% of franchisee store products will be supplied by China 3C through the Company’s wholesale electronics operating division. Each franchise store will have access to essentially all of China 3C’s roughly 3,000 consumer electronic products.

These stores will be free-standing, independent stores and will be comprised of three different size formats: a) small-size stores with an average size of less than 500 sq. ft; b) medium-size stores with an average size of 500-1,000 sq. feet and; c) large-size stores with an average size that exceeds 1,000 square feet. On average, 3C believes the typical franchise store size will be approximately 1,000 sq. feet. This compares to an average size of approximately 135 sq. ft for its 1,000+ store-in-store retail locations.

Letong will be run by Mr. Zhenwei Liu, who will become the CEO of the Letong operating entity. Mr. Liu has notable retail experience having spent the last eight years working at Beijing Zhenshanmei Co., a manufacturer and franchise store operator of health and cosmetic products. At this company, Mr. Liu spent the last several years working as General Manager where he was responsible for opening more than 300 of Beijing Zhenshanmei’s ‘Aloe’ Stores. Mr. Liu will be joined by Mr. Qin Li, who will become Vice General Manager of Letong. Mr. Li has extensive operational electronic store experience. Before joining Letong, Mr. Li was the Zhejiang Regional Manager of Suning Appliance Co. Ltd., China’s second-largest electronics retailer where he oversaw the operations of 40 store locations.

Mr. Zhenggang Wang, CEO of China 3C Group, commented, “I am excited about the establishment of Letong. Our company has an opportunity to increase its sales and profitability, create greater operating leverage and improve its brand visibility with the opening of Yong Xin franchise locations in the Eastern China region. We believe a franchise business can be complementary to our existing store-in-store retail business and there are multiple benefits to establishing this new platform. Our franchise stores can cost effectively expand into third tier and county-level cities which are areas with minimal large-format electronic retail competition whereas most of our store-in-store retail locations are in big box stores located in more populated areas. There is no size limit to our retail franchise stores which allows them to carry a broad electronic product offering and we can more easily develop programs to build customer loyalty. We also believe the development of a franchise model will allow our business to be more visible and establish a more recognizable brand name for our business.

Based on the current model of our franchise business, we expect franchise stores to pay 20-30% of their monthly net income as royalty to China 3C and we will also generate 1-2% net profit from any products we sell to franchisees. Additionally, China 3C can generate additional revenue from franchisee advertising and after-sales service support and 3C will receive a rebate (2% of revenue) from product manufacturers after the company opens up 100 franchise stores. Based on these projections, we believe our franchise business can generate net margin of 7% on an annualized basis. China 3C will distribute products to each store as well as collect merchandise payments on a daily basis, thereby keeping inventory and operating cash flows healthy. The Company is only responsible for the distribution costs related to this new operation as franchisees are expected to cover renovation and merchandise expenses.

Our acquisition of Jinhua Boafa Logistic Ltd. (“Jinhua”) at the end of December 2008 provides China 3C Group with an excellent logistics platform and competitive cost advantages to building out its franchise operations.

Jinhua has more than 70 logistics stations in Eastern China and Letong will rely on these stations to quickly, flexibly and cost-efficiently fulfill the needs of our franchisees.

Our 1,000+ store-in-store retail locations are expected to serve as key revenue and profit drivers for our business for the foreseeable future. However, we believe that the development of a retail franchise plan will allow us to diversify our revenue opportunity, increase the size and scale of our business, create operating leverage, enhance our market position, and further establish China 3C as a leading distributor and retailer of consumer electronics products in the Chinese marketplace. We look forward to further discussing this initiative in the coming months,” concluded Mr. Wang.

About China 3C Group

China 3C is a leading wholesale distributor and retailer of 3C merchandise: computers, communication products and consumer electronics. The company specializes in wholesale distribution and retail sales of 3C products in Eastern China, focusing on products that make life more comfortable, convenient and connected. The company’s goal is to become the number one retailer of 3C products in China. For more information, visit http://www.china3cgroup.com .

Forward-looking Statements: Certain statements set forth in this press release constitute “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We have included and from time to time may make in our public filings, press releases or other public statements, certain forward-looking statements, including, without limitation, those under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” or words or expressions of similar meaning. You are cautioned not to place undue reliance on these forward-looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that such forward-looking statements will prove to be accurate and China 3C Group undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

For more information, please contact:

Jason Yuan, Vice President
China 3C Group
Email: ir@china3cgroup.com

Bill Zima
ICR, Inc.
Tel:   +1-203-682-8200